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Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact: G. Dan Marshall, Vice President,
Investor Relations and Treasurer
(618) 474-7666

ARGOSY GAMING COMPANY
REPORTS RECORD SECOND QUARTER RESULTS

    Alton, IL, July 24, 2001 — Argosy Gaming Company (NYSE:AGY) today announced record second quarter operating results.

Record Second Quarter Earnings and Revenues

    The Company reported record net income of $13.7 million or $0.47 per diluted share for the second quarter ended June 30, 2001, as compared to $11.9 million or $0.41 per diluted share, before extraordinary and non-recurring charges, for the second quarter ended June 30, 2000. After consideration of these charges, the Company's second quarter 2000 net income was $6.6 million or $0.23 per diluted share.
 (See Discussion and Analysis — Extraordinary and non-recurring charges)

    Argosy reported second quarter 2001 casino revenues of $166.5 million, reflecting an increase of $1.7 million over the second quarter 2000. Casino revenues increased 6% from $78.6 million to $83.0 million at the western properties (Alton, Riverside, Baton Rouge and Sioux City) and decreased 3% from $86.1 million to $83.5 million at Lawrenceburg, primarily due to new competition that entered the Cincinnati marketplace in October 2000.

    The Company reported net income of $28.3 million or $0.97 per diluted share for the six months ended June 30, 2001, as compared to $25.4 million or $0.87 per diluted share, before consideration of the extraordinary and non-recurring items in 2000. After giving effect to the extraordinary and non-recurring items, the Company's net income for the six months ended June 30, 2000 was $20.0 million or $0.69 per diluted share.

    For the six months ended June 30, 2001, Argosy reported record casino revenues of $338.3 million, reflecting an increase of $8.0 million over the first six months of 2000. Casino revenues increased 6% from $158.3 million to $167.4 million at the western properties and decreased 1% from $172.0 million to $170.9 million at Lawrenceburg for the six months ended June 30, 2001.

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    James B. Perry, President and Chief Executive Officer, commenting on the results of the second quarter and six months ended June 30, 2001, said, "While second quarter and six-month operating results exceeded our expectations and previous guidance, we still anticipate increased competitive pressure in our Kansas City market as two competitors recently completed their property renovations. Additionally, we expect to experience ongoing competitive pressures at our Lawrenceburg casino as the Cincinnati market continues to absorb another competitor. However, we have not experienced any material effects, either positive or negative, related to general economic conditions."

Record Second Quarter EBITDA

    Argosy reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $48.2 million for the second quarter 2001, as compared to $47.5 million for the second quarter ended 2000. EBITDA increased at the western properties from $20.7 million to $22.5 million, a 9% increase, and decreased 6% from $32.6 million to $30.7 million at Lawrenceburg, due primarily to decreased casino revenues and increased complimentary admissions related to the new competition in the Cincinnati market.

    For the six months ended June 30, 2001, Argosy reported EBITDA of $98.4 million, as compared to $98.2 million in 2000. EBITDA increased 7% from $43.1 million to $46.0 million at the western properties and decreased 4% from $66.8 million to $63.9 million at Lawrenceburg for the six months ended June 30, 2000.

    "Second quarter operating margins improved to 25% in Riverside and Sioux City while Alton and Lawrenceburg continued to post strong 36% margins," said Mr. Perry. "In Baton Rouge, margins declined 5% to 20% primarily due to expenses related to the opening of the hotel and a 3% increase in taxes in Louisiana related to the commencement of dockside gaming on April 1, 2001. We anticipate, however, that Baton Rouge revenues and EBITDA margins will benefit from dockside gaming as the year progresses."

Significant Events

• Lawrenceburg acquisition

  —
  The Company completed the acquisition of its minority partners' interests in the Lawrenceburg Hotel and Casino during the first quarter ended 2001. The second quarter of 2001 reflects 100% ownership of all five of its properties.

• Empress Casino and Hotel Joliet

  —
  The Company announced on April 16, 2001 that it had entered into an agreement to acquire the Empress Casino Joliet for $465 million. Argosy anticipates closing the transaction in the third quarter, subject to receiving all regulatory approvals. Upon completion of the transaction, Argosy expects to hold a conference call for all interested parties to discuss the financial impact of the transaction on its earnings outlook and capital structure. (see Outlook)

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Discussion and Analysis

• Extraordinary and non-recurring charges

  —
  For the quarter and six months ended June 30, 2000, the Company recorded an extraordinary charge of $1.2 million or $0.04 per diluted share related to the redemption of approximately $22.2 million of its 13 1/4% First Mortgage Notes and a non-cash after-tax charge of $4.2 million or $0.14 per diluted share related to the write-down of the original Alton landing facility that is no longer utilized in the Company's operations.

• Depreciation and amortization

  —
  Depreciation and amortization expense increased $2.0 million to $11.2 million from $9.2 million for the second quarter and increased $3.2 million to $21.2 million from $18.0 million for the six months ended June 30, 2001, due primarily to the goodwill amortization associated with the Lawrenceburg acquisition.

• Net interest Expense

  —
  Net interest expense increased $4.8 million to $13.8 million from $9.0 million for the second quarter and increased $6.6 million to $25.2 million from $18.6 million for the six months ended June 30, 2001, due primarily to additional borrowings used to acquire the Lawrenceburg casino minority interests.

• Minority Interests

  —
  Minority interest expense was $0.0 million for the second quarter ended 2001 as compared to $9.9 million the prior year and decreased to $4.1 million from $20.2 million for the six months ended June 30, 2001, due to the acquisition of the minority partners' interests during the first quarter. The Company no longer incurs any minority interest expense now that it owns 100% of all of its properties.

Outlook

    The Company said that while it anticipates the pending Empress Casino Joliet acquisition will be accretive to both earnings and free cash flow, the actual impact would depend on the closing date of the transaction and other matters. As a result, it is premature at this time to provide guidance for its 2001 and 2002 impact. Argosy said it expects to provide guidance for the balance of 2001 and 2002 when it hosts a conference call for all interested parties approximately one week after closing the transaction.

    Argosy will host a conference call for interested parties on July 24, 2001, at 10:30 a.m. CST to review its second quarter financial results. For those interested in participating in the call, please dial (785) 832-1523 ten to fifteen minutes prior to the call start time. A telephonic replay of the conference call will be made available through August 3, 2001 by dialing (402) 530-0411. The call will also be broadcast live via the Internet and may be accessed through our web site at www.argosycasinos.com or through www.prnewswire.com. A replay of the web cast will be made available through Aug. 3, 2001 and can be accessed through our web site: www.argosycasinos.com or through www.prnewswire.com.

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    Argosy is a leading multi-jurisdictional owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy, through its subsidiaries, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Belle of Sioux City in Iowa; and the Argosy Casino & Hotel in Lawrenceburg, Indiana, serving the Cincinnati and Dayton metropolitan markets. Argosy was named "Company of the Year" at the Gaming Industry Annual Awards ceremony in October 2000.

    This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the Company or its management "believes," "anticipates," "expects," "forecasts," "estimates," "foresees," or other words or phrases of similar import. Similarly, such statements herein that describe the Company's business outlook, objectives, strategy, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to, competitive and general economic conditions in the markets in which the Company operates, the effect of future legislation or regulatory changes on the Company's operations, the ability of the Company to finance the contemplated Empress Casino Joliet acquisition on attractive terms, approvals of the Empress Casino Joliet transaction by the various gaming boards and commissions that regulate the Company, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

-tables to follow-

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Casino	$166,482	$164,749	$338,262	$330,276
Admissions	4,472	4,716	9,111	9,704
Food, beverage and other	18,063	16,237	35,230	32,734

	189,017	185,702	382,603	372,714
Less promotional allowances	(23,052)	(23,795)	(45,903)	(46,536)

Net revenues	165,965	161,907	336,700	326,178
Costs and expenses:
Casino	63,704	60,525	128,234	121,724
Selling, general and administrative	32,648	34,845	67,962	68,530
Food, beverage and other	13,485	11,671	26,063	22,730
Other operating expenses	7,968	7,386	16,020	14,956
Depreciation and amortization	11,156	9,213	21,229	18,049
Write down of assets	—	6,800	—	6,800

	128,961	130,440	259,508	252,789

Income from operations	37,004	31,467	77,192	73,389
Other income (expense):
Interest income	139	449	625	931
Interest expense	(13,945)	(9,405)	(25,827)	(19,512)

	(13,806)	(8,956)	(25,202)	(18,581)

Income before minority interest, income taxes and extraordinary item	23,198	22,511	51,990	54,808
Minority interests	—	(9,860)	(4,086)	(20,238)
Income tax expenses	(9,517)	(4,900)	(19,640)	(13,400)

Income before extraordinary item	13,681	7,751	28,264	21,170
Extraordinary loss on extinguishment of debt	—	(1,154)	—	(1,154)

Net income	$13,681	$6,597	$28,264	$20,016

Basic income per share before extraordinary loss	$0.48	$0.27	$0.99	$0.75
Extraordinary loss	—	(0.04)	—	(0.04)

Basic earnings per share	$0.48	$0.23	$0.99	$0.71

Diluted income per share before extraordinary loss	$0.47	$0.27	$0.97	$0.73
Extraordinary loss	—	(0.04)	—	(0.04)

Diluted earnings per share	$0.47	$0.23	$0.97	$0.69

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ARGOSY GAMING COMPANY AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(In Thousands)

	Three Months Ended		Six Months Ended
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Casino Revenues
Alton Belle Casino	$30,489	$28,187	$61,576	$56,376
Argosy Casino - Riverside	23,894	23,522	49,269	48,351
Argosy Casino - Baton Rouge	19,499	18,303	38,553	35,977
Belle of Sioux City Casino	9,099	8,626	17,968	17,621
Argosy Casino - Lawrenceburg	83,501	86,111	170,896	171,951

Total	$166,482	$164,749	$338,262	$330,276

Net Revenues (1)
Alton Belle Casino	$29,299	$26,908	$59,239	$54,110
Argosy Casino - Riverside	22,823	22,388	47,214	46,205
Argosy Casino - Baton Rouge	19,803	17,119	38,373	34,101
Belle of Sioux City Casino	8,872	8,298	17,504	17,022
Argosy Casino - Lawrenceburg	85,086	87,111	174,155	174,405
Other	82	83	215	335

Total (1)	$165,965	$161,907	$336,700	$326,178

Income (loss) from Operations (2)
Alton Belle Casino	$8,958	$7,922	$18,458	$16,356
Argosy Casino - Riverside	4,689	3,732	10,519	8,449
Argosy Casino - Baton Rouge	2,438	2,990	4,559	6,370
Belle of Sioux City Casino	1,867	1,540	3,722	3,090
Argosy Casino - Lawrenceburg	27,002	27,263	55,582	56,264
Corporate	(6,330)	(3,637)	(12,427)	(7,220)
Jazz Enterprises, Inc. (5)	(1,257)	(1,261)	(2,500)	(2,585)
Other	(363)	(282)	(721)	(535)

Total	$37,004	$38,267	$77,192	$80,189

EBITDA (2)(3)
Alton Belle Casino	$10,413	$9,424	$21,351	$19,411
Argosy Casino - Riverside	5,770	5,116	12,624	11,188
Argosy Casino - Baton Rouge	4,012	4,202	7,517	8,633
Belle of Sioux City Casino	2,257	1,941	4,501	3,858
Argosy Casino - Lawrenceburg	30,656	32,608	63,853	66,829
Lawrenceburg financial advisory fee (4)	—	(1,630)	(927)	(3,342)
Corporate	(4,363)	(3,546)	(9,345)	(7,034)
Jazz Enterprises, Inc. (5)	(569)	(586)	(1,124)	(1,235)
Other	(16)	(49)	(29)	(70)

Total	$48,160	$47,480	$98,421	$98,238

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ARGOSY GAMING COMPANY
SELECTED FINANCIAL INFORMATION
(continued)

(1)
New accounting guidance issued in, and effective beginning with the first quarter 2001 requires that the cost of the cash-back component of the Company's 'Argosy Preferred Card' slot and table program, including promotional coupons, be treated as a reduction of revenues. These costs had previously been treated as a casino expense. The new guidance impacts only the classification of these costs on Argosy's income statement. It does not impact operating profit or property EBITDA. The prior year's results have been reclassified to reflect the impact of implementing this new guidance.

(2)
Income from operations and EBITDA exclude (i) consideration of any management fee paid to us, (ii) 42.5% minority interest in our Lawrenceburg casino for periods prior to our February 2001 acquisition of Conseco Entertainment, L.L.C.'s 29.0% minority interest and our March 2001, acquisition of Centaur, Inc.'s 13.5% minority interest and (iii) the 30% minority interest in our Sioux City casino for the period prior to our July 2000 acquisition of this interest.

(3)
"EBITDA" is defined as earnings before interest, taxes, depreciation and amortization and is presented before any management fees paid to Argosy. EBITDA should not be construed as an alternative to operating income, or net income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as an indicator of cash flow or a measure of liquidity). EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA may not be comparable to similarly titled measures reported by other companies. We have other significant uses of cash flows, including debt service and capital expenditures, which are not reflected in EBITDA.

(4)
The Lawrenceburg partnership paid a financial advisory fee equal to 5.0% of its EBITDA to a minority partner prior to our acquisition of Conseco's minority interest in February, 2001.

(5)
Jazz Enterprises, Inc. is a wholly-owned subsidiary that owns and operates the Catfish Town real estate development adjacent to the Company's Baton Rouge casino.

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  PRESS RELEASE
ARGOSY GAMING COMPANY CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data)
ARGOSY GAMING COMPANY AND SUBSIDIARIES SELECTED FINANCIAL INFORMATION (In Thousands)
ARGOSY GAMING COMPANY SELECTED FINANCIAL INFORMATION (continued)